Exhibit 10.20

December 9, 2011

Peter Brandt

Re: Offer of Employment

Dear Peter

On behalf of Epocrates, Inc. (“Epocrates” or the “Company”), I am pleased to offer you the full-time position of Interim President and Chief Executive Officer. The terms and conditions of your new position and employment relationship with the Company are as set forth below:

1.             Position and Work Schedule.

a.             You will continue to serve as the Interim President and Chief Executive Officer for the Company. You will report directly to the Company’s Board of Directors (the “Board”) and work out of the Company’s Ewing, New Jersey office. This is a full-time position.

b.             You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

c.             Of course, the Company may change your position, duties, reporting relationship and office location from time to time in its discretion.

2.             Start Date. You commenced this new position with the Company on November 16, 2011 (the “Start Date”).

3.             Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States. This offer of employment is contingent upon such satisfactory proof.

4.             Compensation.

Base Salary. Your initial base salary will be payable in semi monthly installments of $12,708.50 pursuant to the Company’s regular payroll policy. Your base salary may be reviewed as part of the Company’s normal salary review process. Any changes to your base salary are at the Company’s sole discretion.

5.             Stock Option and Restricted Stock Unit. In connection with the commencement of your employment, the Board granted you an option to purchase 150,000 shares of the Company’s Common Stock (the “Option”) and a restricted stock unit award covering 20,595 shares of the Company’s Common Stock (the “RSU”), each under the Company’s 2010 Equity Incentive Plan (the “Plan”). The Option has an exercise price of $8.74 per share, equal to the fair market value on the date of the grant as determined by the Board.

The Option and the RSU will be governed by the terms of the Plan and your individual Stock Option Agreement and Restricted Stock Unit Award Agreement with the Company, and shall vest monthly over a period of six-months for so long as you are serving as the Company’s Interim President and Chief Executive Officer. The vested shares subject to the Option will remain exercisable for so long as you are providing continued service with the Company and for three months thereafter, pursuant to the terms of the Plan. The Option will be an incentive stock option to the maximum extent allowed by the tax code. For so long as you are serving as the Company’s Interim President and Chief Executive Officer, you will not be entitled to receive the annual stock option granted to non-employee members of the Board.

6.             Benefits. Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company’s standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following your Start Date. Employees do not accrue vacation, sick leave, or other paid time off, and there is no set guideline on how much time off employees will be permitted to take. Instead, under the terms of the Company’s paid time off policy for regular employees, you will be permitted to take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager. Further details about benefits are available for your review. Epocrates may modify compensation and benefits from time to time at its discretion.

7.             Employee 401(k) Plan. You will be eligible to participate in Epocrates’ 401(K) plan beginning on the first of the month following your Start Date. Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options. Epocrates does not match funds or make contributions.

8.             Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets or any information protected by privilege, of any former employer, client, or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or load onto the Company’s systems, any unpublished documents, information or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company and further represent and warrant that your employment by the Company does not and will not breach any agreement you have with any former employer or client, including any Noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by you prior to your employment by Company.

9.             Company Policies. As a condition of your employment, you will be expected to abide by the Company’s policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

10.           At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

11.           Change of Control Acceleration. In the event that: (A) the Company consummates a change of control transaction, whereby fifty percent (50%) or more of the voting stock of the Company changes ownership pursuant to such transaction (a “Change of Control”); and (B) within twelve (12) months after the consummation of a Change of Control, your employment with the Company is (a) either terminated by the Company or successor entity without Cause (as defined below) and other than due to your death or disability, or terminated by you for Good Reason (as defined below), and (b) such termination constitutes a Separation from Service; and (C) if, on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company the a general release of all known and unknown claims in the form provided to you by the Company (the “Release”) and you do not subsequently revoke the Release; then you will receive the following as your sole severance benefits: any unvested shares subject to the Option and the RSU as of the employment termination date will become vested, effective as of the employment termination date.

For purposes of this letter agreement, “Cause” means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

For purposes of this letter agreement, “Good Reason” shall mean one or more of the following conditions that arose upon or following the consummation of the Change of Control without your written consent: (i) a relocation of your assigned office which results in an increase in your one-way commuting distance by more than thirty-five (35) miles; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for “Good Reason” unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) fails to cure such condition within a period of thirty (30) days following such written notice.

12.           Parachute Payments. In the event that the benefits provided for in this letter agreement or otherwise payable to you (“Payment”) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the “Accountants”). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of

Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12. To the extent that any elimination in or reduction of payments or benefits is made under this Section 12, the order in which payments and benefits shall be reduced shall be made by the Accountants in a manner that shall provide you with the greatest economic benefit, but if more than one manner of reduction of payments and benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, then the payments and benefits shall be reduced pro rata.

13.           Deferred Compensation. Severance payments made pursuant to Section 11, to the extent of payments made from the date of your termination through March 15 of the calendar year following your termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service. Notwithstanding anything to the contrary set forth herein, if any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) (i) such payments and benefits shall not commence in connection with your termination of employment unless and until you also have incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A, and (ii) the Release required by Sections 11 and 12 above shall be considered effective only as of the latest permitted effective date for such Release if such Release could become effective in the calendar year following the calendar year in which your employment termination occurs.

14.           Complete Agreement. This letter, together with your Confidentiality Agreement, your Option Agreement and your Restricted Stock Unit Award Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company’s discretion in this letter, this letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer and your employment are subject to a satisfactory background check, and you agree to cooperate fully with the Company in completing any requested authorizations for the background check.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,
Epocrates, Inc.

/s/ Matt Kaminer
Matthew Kaminer
General Counsel and Secretary

UNDERSTOOD, ACCEPTED AND AGREED:
Peter Brandt

/s/ Peter Brandt
Signature

12/12/11
Date

Start Date

Enclosure:             Confidentiality Agreement